CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in Registration Statement No. 333-155550 and No. 333-151215 on Form S-3, and No. 33-54486, No. 333-27877, No. 333-84844, No. 333-112035, No. 333-118622, No. 333-114488, No. 333-139156, and No. 333-158572 on Form S-8, of all references to our firm’s name and audit of portions of Fidelity Exploration & Production Company’s (“Fidelity”) proved natural gas and oil reserves estimates as of December 31, 2009, as described in our letter to Fidelity dated January 22, 2010, included in or made a part of MDU Resources Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. F-1580

Houston, Texas
February 17, 2010